Exhibit 99.1
NEWS RELEASE
RGC RESOURCES, INC.

Release Date:	November 23, 2015
Contact:	John S. D'Orazio
President and CEO
Telephone:	540-777-3815
RGC RESOURCES, INC.
DECLARES DIVIDEND INCREASE, RELEASES
ANNUAL AND FOURTH QUARTER FINANCIAL RESULTS
ROANOKE, Va. (November 23, 2015)—RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $5,094,415 or $1.08 per average share outstanding for the fiscal year ended September 30, 2015. This compares to consolidated earnings of $4,708,440 or $1.00 per average share outstanding for the year ended September 30, 2014. CEO John D'Orazio attributed the increase in earnings to improved utility margins, customer growth and lower interest expense. D'Orazio stated further, "The Company also established a new single day natural gas delivery record in February. As a result of the continuing efforts to modernize our system, we did not experience any issues during extremely cold periods."
Earnings for the quarter ended September 30, 2015 were $35,755 or $0.01 per average share outstanding compared to a loss of $0.03 per average share outstanding for the quarter ended September 30, 2014. D'Orazio attributed the higher quarterly earnings primarily to slightly higher utility margins, increased overhead capitalization and lower interest expense.
At its meeting on November 23, 2015, the Board of Directors of RGC Resources, Inc. declared a quarterly dividend of $0.2025 per share on the Company's common stock. The indicated annual dividend is $0.81 per share, a $0.04 or 5.2% per share increase over the prior annual level. The Company has now increased the annual dividend 12 consecutive years. The dividend will be paid on February 1, 2016 to shareholders of record on January 15, 2016. This is the Company's 287th consecutive quarterly cash dividend. D'Orazio stated, "We are pleased to continue delivering shareholder value through steadily increasing dividends."
RGC Resources, Inc. provides energy and related products and services to customers through its operating subsidiaries Roanoke Gas Company, RGC Midstream, LLC and RGC Ventures of Virginia, Inc.
From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. Past performance is not necessarily a predictor of future results.
Summary financial statements for the fourth quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2015	2014	2015	2014
Revenues	$9,733,404	$10,280,158	$68,189,607	$75,016,134
Cost of sales	4,324,712	5,028,737	37,983,174	45,679,045
Gross margin	5,408,692	5,251,421	30,206,433	29,337,089
Other operating expenses, net	4,947,380	5,017,865	20,429,037	19,862,108
Interest expense	371,340	450,130	1,512,419	1,827,001
Income (loss) before income taxes	89,972	(216,574)	8,264,977	7,647,980
Income tax expense (benefit)	54,217	(72,237)	3,170,562	2,939,540
Net income (loss)	$35,755	$(144,337)	$5,094,415	$4,708,440
Net earnings per share of common stock:
Basic	$0.01	$(0.03)	$1.08	$1.00
Diluted	$0.01	$(0.03)	$1.08	$1.00
Cash dividends per common share	$0.1925	$0.185	$0.770	$0.740
Weighted average number of common shares outstanding:
Basic	4,737,307	4,719,513	4,728,210	4,715,478
Diluted	4,739,745	4,719,513	4,731,676	4,716,282

Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,
Assets	2015	2014
Current assets	$18,443,358	$21,010,617
Total property, plant and equipment, net	118,629,552	108,743,577
Other assets	11,067,820	9,373,447
Total Assets	$148,140,730	$139,127,641
Liabilities and Stockholders’ Equity
Current liabilities	$23,202,984	$20,352,634
Long-term debt, net of unamortized debt issuance costs	30,316,573	30,306,919
Deferred credits and other liabilities	41,780,182	36,447,241
Total Liabilities	95,299,739	87,106,794
Stockholders’ Equity	52,840,991	52,020,847
Total Liabilities and Stockholders’ Equity	$148,140,730	$139,127,641